Exhibit 99.(d)(2)(AA)(ii)

AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is made this 19th day of April, 2018 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Alpha Quant Advisors LLC, a Delaware Limited Liability Company (the “Adviser”);

WHEREAS, the Manager and Adviser entered into an Investment Advisory Agreement dated as of March 22, 2017 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to the Agreement

Effective March 22, 2017 Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Alpha Quant Advisors, LLC		American Beacon Advisors, Inc.
By:	/s/ Massimo Santicchia	By:	/s/ Jeffrey K. Ringdahl
Name:	Massimo Santicchia		Jeffrey K. Ringdahl
Title:	Chief Investment Officer		President

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

Schedule A

To the

Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Alpha Quant Advisors LLC

Effective as of March 22nd, 2017

The American Beacon Alpha Quant Quality Fund, American Beacon Alpha Quant Core Fund, American Beacon Alpha Quant Value Fund, and American Beacon Alpha Quant Dividend Fund (“the Fund(s)”), a series of American Beacon Funds (the “Trust”) shall pay Alpha Quant Advisors LLC (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the Fund the following fee for all Fund assets under Adviser’s management.

First $5 billion	0.250 of 1%
Over $5 billion	0.200 of 1%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, the assets of the Funds shall be combined.

Alpha Quant Advisors, LLC		American Beacon Advisors, Inc.
By:	/s/ Massimo Santicchia	By:	/s/ Jeffrey K. Ringdahl
Name:	Massimo Santicchia		Jeffrey K. Ringdahl
Title:	Chief Investment Officer		President

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President